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                                                                     EXHIBIT 4.1
                                                                  EXECUTION COPY

                          Third Supplemental Indenture

                           Dated as of August 8, 2002

     This Third Supplemental Indenture to the Indenture referred to below is dated as of August 8, 2002 (this "Supplemental Indenture") among AK Steel Corporation, a Delaware corporation ("AK Steel"), AK Steel Holding Corporation, a Delaware corporation ("Holding"), Douglas Dynamics, L.L.C., a Delaware limited liability company (the "Subsidiary Guarantor"), and Fifth Third Bank, as trustee (the "Trustee").

     AK Steel, Holding, the Subsidiary Guarantor and the Trustee are parties to an Indenture dated as of February 10, 1999, a First Supplemental Indenture thereto dated as of August 6, 1999 and a Second Supplemental Indenture thereto dated as of October 1, 1999 (as so amended and supplemented by the First Supplemental Indenture, the "Indenture") providing, among other things, for the authentication, delivery and administration of AK Steel's 7 7/8% Senior Notes due 2009 issued thereunder (the "Notes").

     AK Steel has solicited consents from Holders (as defined below) of the Notes to certain amendments to the Indenture described in Article II hereof (the "Proposed Amendments").

     Pursuant to Section 9.2 of the Indenture, the Holders of at least a majority in principal amount of the outstanding Notes have consented in writing to the Proposed Amendments.

     AK Steel has directed the Trustee to execute and deliver this Supplemental Indenture in accordance with the terms of the Indenture.

     In consideration of the foregoing premises, the parties mutually agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

                                    ARTICLE I

                          DEFINITIONS AND EFFECTIVENESS

     Section 1.1 Definitions. Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

     Section 1.2 Effectiveness. The Proposed Amendments will become effective immediately upon execution and delivery hereof by each of Holding, the Company, the Subsidiary Guarantor and the Trustee (the "Effective Time").

                                   ARTICLE II

                             AMENDMENTS TO INDENTURE

     Section 2.1 Amendments to Indenture. On and after the Effective Time, the Indenture shall be amended as follows:

            (a) Section 1.1 of the Indenture shall be amended to insert the following definition in proper alphabetical order: "`Permitted Guarantees' means Guarantees issued by AK Steel of up to $50.0 million aggregate principal amount of Debt at any one time outstanding issued by another Person structured as an unincorporated joint venture, partnership, association or limited liability company (i) in which AK Steel or any Wholly Owned Guarantor Subsidiary owns at least 50% of the outstanding total voting power of

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     Equity Interests thereof and (ii) that engages only in a business of the type conducted by AK Steel on the date hereof or in a business ancillary thereto."

          (b)     The definition of "Consolidated Net Income" contained in
     Section 1.1 of the Indenture shall be amended as follows:

                  (i) in clause (g) thereof an "(i)" shall be inserted immediately before the words "special charges"; and

                  (ii) following the last word "expenses" in clause (g) thereof shall be inserted the following text ", (ii) net gains or losses from a fourth quarter (corridor) adjustment (and related tax effects) recognized by Holding, AK Steel or any Subsidiary in accordance with its method of recording unrecognized net actuarial gains and losses in accounting for pensions and other postretirement benefits, provided, however, that if any such fourth quarter adjustment shall occur, it shall be included prospectively in Consolidated Net Income for purposes of Section 4.7 hereof to the following extent: its effect (and related tax effects) shall be deferred and amortized equally over a period of 120 months beginning January 1 of the year subsequent to the fourth quarter adjustment and (iii) any charges (and related tax effects) recorded by Holding, AK Steel or any Subsidiary as a result of the impairment of goodwill under generally accepted accounting principles".

          (c)     The definition of "Permitted Investments" contained in Section
     1.1 of the Indenture shall be amended as follows:

                  (i) the reference to clause "(g)" thereof shall be changed to clause "(h)" and the word "and" immediately preceding such clause shall be deleted; and

                  (ii) the following new clause (g) shall be inserted in proper alphabetical order: "(g) Permitted Guarantees; and".

          (d) Section 4.5 of the Indenture shall be amended by inserting the following immediately prior to the period at the end of clause (h): "; or
     (i) Permitted Guarantees."

          (e)     Section 4.7 of the Indenture shall be amended as follows:

                  (i) in clause (a)(v)(3) thereof (including subclauses (A) through (D)),

                        (A) the five references to the date "October 1, 1996" shall be replaced with the date "April 1, 2002"; and

                        (B) the following shall be inserted immediately prior to the period at the end of subclause (D): ", plus (E) $25.0 million"; and

                  (ii) in clause (c) thereof the reference to the date "February 28, 2001" shall be replaced by the date "June 30, 2004".

     Section 2.2 Notification to Holders. AK Steel shall notify the Holders in accordance with Section 9.2 of the Indenture of the execution of this Supplemental Indenture. Any failure of AK Steel to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of this Supplemental Indenture.

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     Section 2.3  Receipt by Trustee. In accordance with Sections 9.6 and 11.4 of the Indenture, the parties acknowledge that the Trustee has received an Officers' Certificate and an Opinion of Counsel as conclusive evidence that this Supplemental Indenture complies with the applicable requirements of the Indenture, including that the Proposed Amendments are authorized or permitted by the Indenture.

                                   ARTICLE III

                                  MISCELLANEOUS

     Section 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

     Section 3.2 Governing Law. The rights and duties of AK Steel, Holding, the Guarantor and the Trustee under this Supplemental Indenture shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

     Section 3.3 Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 3.4 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

     Section 3.5 Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

     Section 3.6 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed as of the date first written above.

                              AK Steel Corporation


                              By: /s/ James L. Wainscott
                                  ---------------------------------
                                  Name:  James L. Wainscott
                                  Title: Chief Financial Officer



                              AK Steel Holding Corporation,
                              as Guarantor

                              By: /s/ James L. Wainscott
                                  ---------------------------------
                                  Name:  James L. Wainscott
                                  Title: Chief Financial Officer



                              Douglas Dynamics, L.L.C.,
                              as Subsidiary Guarantor

                              By: /s/ James L. Wainscott
                                  ---------------------------------
                                  Name:  James L. Wainscott
                                  Title: Treasurer



                              Fifth Third Bank,
                              as Trustee



                              By: /s/ Gregory R. Hahn
                                  ---------------------------------
                                  Name:  Gregory R. Hahn
                                  Title: Assistant Vice President

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